2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8400 FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) – (914) 701-8200 Mark Tender (Media) – (914) 701-8192

Atlas Air Worldwide Holdings, Inc.
Reports Sharply Improved Second-Quarter Earnings

2Q09 Net Income Increases to $11.3 Million, $0.54 per Share;
Pretax Income Rises to $17.8 Million

Continued Strong Operating Results Reflect Business Transformation;
Company Reiterates Outlook for Solid Earnings Growth in 2009
Despite Smaller Fleet and Challenging Environment

Purchase, N.Y., August 5, 2009 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo assets and services, today announced sharply improved results for the second quarter of 2009, building on the Company’s record first-quarter earnings.

For the three months ended June 30, 2009, AAWW reported net income of $11.3 million, or $0.54 per diluted share, on pretax earnings of $17.8 million and revenues of $240.0 million. Strong operating and financial results for the quarter compared with net income of $1.5 million, or $0.07 per share, on pretax earnings of $6.4 million and revenues of $438.8 million for the three months ended June 30, 2008.

For the six months ended June 30, 2009, AAWW posted net income of $34.7 million, or $1.66 per diluted share, on pretax earnings of $56.3 million and revenues of $484.5 million. Results for the period contrasted with a six-month net loss of $3.8 million, or $0.18 per diluted share, on a pretax loss of $3.4 million and revenues of $811.8 million.

“Our strong second-quarter results, like our record first-quarter performance, reflect the actions we have taken to transform our business, improve efficiency and minimize our commercial risk,” said William J. Flynn, President and Chief Executive Officer of AAWW.

“Our focus on productivity gains and cost savings through Continuous Improvement, our proactive efforts to retire older 747-200 assets, and our transformation of the Polar scheduled service business have enabled us to produce higher earnings despite a difficult demand environment.”

The substantial increase in second quarter earnings was achieved despite a smaller fleet, an increase in heavy-maintenance expense on 747-400F aircraft, and a reduction in the AMC Charter “pegged” fuel price. Similar to the first quarter of 2009, AMC flying was significantly higher than the flying levels experienced in the fourth quarter of 2008.

Second-quarter 2009 results reflect both the deconsolidation of Polar Air Cargo Worldwide, Inc. from AAWW, for financial reporting purposes, in October 2008 and the consolidation of Global Supply Systems Limited (GSS), a private company in which AAWW holds a 49% interest, for financial reporting purposes, in April 2009. Results for the second quarter of 2009 included a pretax gain of $0.1 million on the consolidation of GSS, while results for the second quarter of 2008 included a pretax gain of $2.7 million on the disposal of aircraft.

Revenues and pretax earnings for the first six months of 2009 included the benefit of a $10.0 million fee for the effective early termination of a contract. In addition, pretax earnings for the period included gains of $2.7 million on the early extinguishment of debt purchased at a discount, $1.0 million on the sale of an aircraft and retired engines, and $0.1 million on the consolidation of GSS. Results for the first six months of 2008 included a gain of $2.7 million on the disposal of aircraft.

Mr. Flynn concluded: “While global airfreight traffic in the past few months is showing some signs of incremental improvement, there is still an imbalance between traffic and capacity that has put pressure on airfreight yields. It appears that business inventories have been reduced, but they also appear to remain relatively high in comparison to final sales, and the timing of the eventual recovery in business and end-user consumption is still uncertain.

“We are somewhat encouraged, however, by the rate of reduction of wide-body freight capacity that we see in the Asia-Pacific region. As the decline in airfreight demand has moderated in recent months, the rate of capacity reduction in this key airfreight market has begun to approach the rate of reduction in demand. Given continuing reductions in capacity, any improvement in demand could have an early and meaningful impact on AAWW.

“We continue to expect solid full-year earnings growth in 2009. We have improved our earnings visibility and our risk profile, and we are generating strong performance deep into a difficult cycle. We have improved the efficiency of our fleet, and our best-in-class 747-400 freighters position us to serve a high-credit-quality customer base under long-term contracts. We also continue to maintain a strong balance sheet with a high level of liquidity.”

Conference Call

Management will host a conference call to discuss AAWW’s second-quarter 2009 financial and operating results at 10:00 a.m. Eastern Time on Wednesday, August 5, 2009.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information,” click on “Presentations” and on the link to the second-quarter call).

For those unable to listen to the live call, a replay will be available on the above Web site for 90 days following the call. A replay will also be available through August 12 by dialing (800) 406-7325 (domestic) and (303) 590-3030 (international) and using Access Code 4125872#.

2Q09 Performance Factors Versus 2Q08

Revenues, operating expenses, and operating statistics in the second quarter of 2009 reflect the deconsolidation of Polar from AAWW for financial reporting purposes that occurred on October 27, 2008, concurrent with the commencement of a blocked-space agreement between Polar and DHL Express, as well as the consolidation of GSS for financial reporting purposes on April 8, 2009. As a result, block hours and associated block-hour revenues generated by aircraft supporting Polar and GSS have been included in ACMI operations since each of the respective dates, rather than in the previously reported Scheduled Service segment in the case of Polar and in Dry Leasing in the case of GSS.

Operating revenues totaled $240.0 million in the second quarter of 2009 compared with $438.8 million in the year-earlier period, with the decrease primarily due to the deconsolidation of Polar.

Total block hours decreased 16.1% (26,308 block hours versus 31,364) compared with the second quarter of 2008, while average operating aircraft declined 4.0% (28.7 compared with 29.9), reflecting the year-end 2008 downsizing of the Company’s older-generation 747-200 freighter fleet. Average utilization of operating aircraft totaled approximately 10.1 hours per aircraft per day during the quarter compared with 11.5 in the second quarter of 2008, primarily due to ACMI customers flying below minimum levels during the second quarter of 2009.

In ACMI, revenues of $122.4 million increased $46.2 million, or 60.6%, on increases in both block-hour volumes (18,484 versus 12,587) and average ACMI revenue per block hour ($6,623 versus $6,058).

Higher ACMI block-hour volumes reflected the net addition of six 747-400 aircraft in ACMI during the quarter (six resulting from the commencement of express network ACMI service, three resulting from the consolidation of GSS, offset by three that were deployed in AMC and Commercial Charter on an interim basis). The increase was partially offset by ACMI customers that flew below minimum contractual block-hour levels during the period. Higher ACMI revenue per block hour primarily reflected the effects of customers flying below minimum levels in the quarter.

For the quarter, an average of 17.2 aircraft (17.0 Boeing 747-400s and 0.2 Boeing 747-200s) directly supported the Company’s ACMI operations, compared with an average of 12.5 aircraft (11.1 Boeing 747-400s and 1.4 Boeing 747-200s) in the second quarter of 2008.

AMC Charter revenues of $78.0 million decreased $33.7 million, or 30.2%, in the latest quarter due to a lower fuel component for the AMC mileage rate and a slight reduction in flying volumes. Block-hour rates decreased 27.9% ($15,356 versus $21,291), reflecting a reduction in the “pegged” fuel price paid by the U.S. military to $1.55 per gallon compared with an average pegged fuel price of $2.86 for the second quarter of 2008. Block-hour volumes declined 3.2% (5,082 block hours versus 5,249) compared with the same period last year.

In Commercial Charter, revenues of $35.6 million increased $11.2 million, or 46.0%, during the quarter. Revenues were driven by an increase in block-hour volumes (2,683 versus 1,246), offset in part by lower block-hour rates ($13,264 versus $19,559). Block-hour volumes primarily reflected new charter demand generated by the deployment of 747-400 aircraft in Commercial Charter and 747-400 charter service to and from South America, partially offset by a reduction in 747-200 block hours following the downsizing of the Company’s older-generation 747-200 fleet at the end of 2008. Block-hour rates reflected price decreases related to lower fuel costs and more aggressive charter market pricing demands during the quarter.

Dry Leasing revenues of $1.0 million in the second quarter of 2009 were $12.0 million, or 92.2%, lower than in the second quarter of 2008, mainly due to a $9.8 million reduction related to the consolidation of GSS. The Company had an average of 0.3 747-400F aircraft on dry lease during the latest quarter compared with 3.0 747-400F aircraft and 2.0 747-200 aircraft in the prior-year period.

Other revenues totaled $2.9 million in the second quarter of 2009 compared with zero in the second quarter of 2008. Other revenues primarily related to management and administrative support services provided by the Company.

As a result of Polar’s deconsolidation from AAWW, there were no Scheduled Service segment revenues, operating statistics or traffic results for the second quarter of 2009.

Operating Expenses

Operating expenses in the second quarter of 2009 totaled $214.5 million, a reduction of $211.0 million, or 49.6%, compared with the same quarter in 2008, driven by the deconsolidation of Polar and consolidation of GSS, as well as Continuous Improvement achievements focused on cost savings and productivity enhancements.

Aircraft fuel expense of $39.3 million decreased 81.0%, or $167.7 million, during the quarter. Approximately $123.8 million of the decrease was due to a reduction in fuel gallons consumed and approximately $43.9 million related to a reduction in fuel prices. Of the $123.8 million related to the reduction in fuel gallons consumed, approximately $122.9 million was due to the deconsolidation of Polar.

Aggregate ground handling and landing fees totaled $13.7 million during the quarter, a decrease of $25.6 million, or 65.2%, compared with the same quarter in 2008. Approximately $25.1 million of the decrease was due to the deconsolidation of Polar.

Travel expense of $6.5 million during the quarter declined $6.4 million, or 49.6%, due to Continuous Improvement achievements, an increase in customer reimbursements for travel costs, the downsizing of the Company’s 747-200 fleet, and the reduction in block-hour volumes. Approximately $1.9 million of the decline was also due to the deconsolidation of Polar, partially offset by a $0.6 million increase related to the consolidation of GSS.

Labor expenses of $52.3 million decreased $0.5 million, or 0.9%, compared with the 2008 second quarter, primarily reflecting a $4.7 million reduction attributable to the deconsolidation of Polar and a $1.9 million reduction due to lower crew and ground-staff expenses. These were partly offset by a $3.4 million increase related to the consolidation of GSS. Labor expenses in the second quarter of 2008 included a $2.7 million nonrecurring benefit related to the release of employment tax reserves following the completion of an IRS examination.

Other operating expenses totaled $16.1 million during the quarter, a decrease of $6.0 million, or 27.3%, versus the second quarter of 2008, primarily due to a reduction in AMC commissions and cost-savings initiatives that included reductions in freight costs and in the use of outside contractors.

Maintenance expense of $41.6 million increased $1.3 million, or 3.3%, during the quarter, primarily due to a $5.1 million increase related to the consolidation of GSS, partially offset by decreases in line maintenance and other non-heavy maintenance expense of approximately $3.8 million. Lower line maintenance expense resulted from the reduction in block-hour volumes and from cost-savings initiatives, including the use of spare parts from retired 747-200 aircraft.

Heavy maintenance activity during the quarter included five C Checks and one D Check on 747-400 aircraft compared with one 747-400 D Check in the second quarter of 2008. There were no C or D Checks on 747-200 aircraft during the quarter versus two C Checks in the second quarter of 2008. In addition, there were eight engine overhauls during the period compared with 10 in the second quarter of 2008.

Net Interest and Other Non-Operating Expenses

Net interest expense totaled $7.6 million during the quarter, an increase of $1.3 million, or 20.8%, compared with the second quarter of 2008, reflecting a higher level of outstanding debt and lower effective yields on cash investments, partially offset by an increase in capitalized interest related to pre-delivery deposits on the Company’s Boeing 747-8F aircraft order.

Income Taxes

Second-quarter results included an income tax expense of $7.3 million compared with an income tax expense of $5.1 million in the second quarter of 2008, which resulted in an effective income tax rate of 40.8% versus a rate of 79.8%.

The effective income tax rates for the second quarters of 2009 and 2008 differed from the statutory rate primarily due to losses incurred by Titan Aviation Leasing in 2009 and by Polar in 2008, for which no tax benefits were recorded, as well as the non-deductibility of certain items for tax purposes.

Cash and Cash Equivalents

At June 30, 2009, AAWW’s cash, cash equivalents and short-term investments totaled $468.2 million, an increase of $57.6 million, or 14.0%, compared with $410.5 million at December 31, 2008.

Outstanding Debt

At June 30, 2009, AAWW’s balance sheet debt totaled $646.1 million, including the impact of $65.1 million of unamortized discount.

The face value of AAWW’s debt at June 30, 2009, totaled $711.2 million, compared with $740.1 million on December 31, 2008.

Non-GAAP Financial Measures

EBITDAR, as adjusted for gains on asset sales and the consolidation of GSS, totaled $70.5 million in the second quarter of 2009 compared with $64.3 million in the second quarter of 2008. For the first six months of 2009, EBITDAR, as adjusted, totaled $158.9 million compared with $106.1 million in 2008.

EBITDA, as adjusted for gains on asset sales and the consolidation of GSS, totaled $33.1 million in the latest reporting period compared with $23.4 million in the second quarter of 2008. EBITDA, as adjusted, for the first six months of 2009 was $83.8 million compared with $25.7 million for the prior-year period.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with U.S. GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include Direct Contribution as well as EBITDAR, as adjusted, and EBITDA, as adjusted, both of which exclude gains on asset sales, early termination of debt, consolidation of a subsidiary and special items.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing Limited (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of air cargo services that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis – express network and scheduled air cargo service, military charters, commercial cargo charters, and dry leasing of aircraft and engines.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission (SEC) on February 26, 2009, as amended or updated by subsequent reports filed with the SEC. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2009 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Operating Revenues
ACMI	$122,419	$76,247	$237,470	$154,222
AMC Charter	78,037	111,756	158,611	205,740
Commercial Charter	35,588	24,370	60,615	52,864
Dry Leasing	1,011	12,984	11,811	26,078
Scheduled Service	—	213,423	—	372,897
Other	2,946	—	16,001	—

Total Operating Revenues	$240,001	$438,780	$484,508	$811,801

Operating Expenses
Salaries, wages and benefits	52,349	52,845	105,017	111,748
Aircraft fuel	39,288	207,031	81,436	351,522
Aircraft rent	37,330	40,869	75,094	80,327
Maintenance, materials and repairs	41,597	40,271	70,823	93,843
Depreciation and amortization	7,597	12,817	15,516	21,183
Landing fees and other rent	10,233	20,213	17,792	38,930
Travel	6,498	12,882	12,028	26,609
Ground handling and airport fees	3,452	19,096	5,769	37,622
Gain on disposal of aircraft	—	(2,726)	(957)	(2,726)
Other	16,126	22,169	32,780	45,466

Total Operating Expenses	214,470	425,467	415,298	804,524

Operating Income	25,531	13,313	69,210	7,277

Non-operating Expenses (Income)
Interest income	(628)	(3,118)	(1,470)	(8,476)
Interest expense	11,344	11,709	23,011	23,092
Capitalized interest	(3,083)	(2,274)	(6,120)	(4,049)
Gain on early termination of debt	—	—	(2,713)	—
Gain on consolidation of subsidiary	(113)	—	(113)	—
Other (income) expense, net	173	607	319	139

Total Non-Operating Expenses	7,693	6,924	12,914	10,706

Income (Loss) before income taxes	17,838	6,389	56,296	(3,429)
Income tax expense	7,275	5,098	22,348	4,047

Net Income (Loss)	10,563	1,291	33,948	(7,476)
Less: Net loss attributable to non-controlling interests	(767)	(239)	(767)	(3,675)

Net Income (Loss) Attributable to Parent	$11,330	$1,530	$34,715	$(3,801)

Income (loss) per share:
Basic	$0.54	$0.07	$1.66	$(0.18)

Diluted	$0.54	$0.07	$1.66	$(0.18)

Weighted average shares:
Basic	20,906	21,506	20,892	21,465

Diluted	21,062	21,656	20,974	21,465

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the	For the	For the	For the
	Three Months Ended	Three Months	Six Months Ended	Six Months
	June 30, 2009	Ended June 30, 2008	June 30, 2009	Ended June 30, 2008
Income (loss) before income taxes	$17,838	$6,389	$56,296	$(3,429)
Gain on disposal of aircraft	—	(2,726)	(957)	(2,726)

Pretax income (loss) before gain on disposal of aircraft	17,838	3,663	55,339	(6,155)
Interest expense, net	7,633	6,317	15,421	10,567
Gain on early termination of debt	—	—	(2,713)	—
Gain on consolidation of subsidiary	(113)	—	(113)	—
Other non-operating (income) expenses	173	607	319	139

Operating income before non-operating items and gain on disposal of aircraft	25,531	10,587	68,253	4,551
Depreciation and amortization	7,597	12,817	15,516	21,183

EBITDA, as adjusted*	33,128	23,404	83,769	25,734
Aircraft rent	37,330	40,869	75,094	80,327

EBITDAR, as adjusted*	$70,458	$64,273	$158,863	$106,061

* EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, gain on disposal of assets, gain on early retirement of debt, and gain on consolidation of subsidiary, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gain on disposal of assets, gain on early retirement of debt, and gain on consolidation of subsidiary, as applicable.

Atlas Air Worldwide Holdings, Inc.

Direct Contribution
(in thousands)
(Unaudited)

	For the	For the	For the	For the
	Three Months Ended	Three Months	Six Months Ended	Six Months
	June 30, 2009	Ended June 30, 2008	June 30, 2009	Ended June 30, 2008
Operating Revenues:
ACMI (1) (2)	$122,419	$92,081	$237,470	$170,156
AMC Charter	78,037	111,756	158,611	205,740
Commercial Charter	35,588	24,370	60,615	52,864
Dry Leasing (2)	1,011	12,984	11,811	26,078
Scheduled Service (1)	—	197,589	—	356,963
Other	2,946	—	16,001	—

Total Operating Revenues	$240,001	$438,780	$484,508	$811,801

Direct Contribution:
ACMI	19,394	18,530	46,714	24,229
AMC Charter	23,582	28,034	43,276	51,366
Commercial Charter	306	(2,186)	2,793	(4,639)
Dry Leasing	(407)	3,356	2,060	7,752
Scheduled Service	—	(20,009)	—	(32,585)

Total Direct Contribution for Reportable Segments	42,875	27,725	94,843	46,123
Add back (subtract):
Unallocated income and expenses	(25,150)	(24,062)	(42,330)	(52,278)
Gain on early extinguishment of debt	—	—	2,713	—
Gain on consolidation of subsidiary	113	—	113	—
Gain on sale of aircraft	—	2,726	957	2,726

Income (Loss) before Income Taxes	17,838	6,389	56,296	(3,429)

Add back (subtract):
Interest income	(628)	(3,118)	(1,470)	(8,476)
Interest expense	11,344	11,709	23,011	23,092
Capitalized interest	(3,083)	(2,274)	(6,120)	(4,049)
Gain on early extinguishment of debt	—	—	(2,713)	—
Gain on consolidation of subsidiary	(113)	—	(113)	—
Other, net	173	607	319	139

Operating Income	$25,531	$13,313	$69,210	$7,277

AAWW uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. AAWW currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Prior to October 27, 2008, AAWW also had a Scheduled Service segment. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, special nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated fixed costs are administrative costs including operations administration, finance, human resources, information technology, non-aircraft depreciation, and other non-operating costs.

(1) Direct Contribution from Express Network ACMI flying is reflected as ACMI. Beginning March 30, 2008, Polar began Express Network ACMI flying with two aircraft. For segment reporting purposes, all revenue derived from ACMI and related services provided to Polar from Express Network ACMI operations ($15,834 in the second quarter of 2008; $15,934 for the first six months of 2008) were reclassified from Scheduled Service to the ACMI segment. All costs associated with providing such services were also reclassified for purposes of calculating Direct Contribution. Subsequent to the deconsolidation of Polar on October 27, 2008, all Express Network ACMI revenue and related services have been reported as ACMI revenue.

(2) Beginning April 8, 2009, GSS results of operations are included in the ACMI segment and dry lease revenue from GSS was eliminated upon consolidation. Prior to April 8, revenue from dry leases to GSS was included in the Dry Leasing segment.

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,		Percent	June 30,		Percent
	2009	2008	Change	2009	2008	Change
Fleet: (average during the period)
Operating aircraft count (1) 28.7		29.9	(4.0%)	27.8	30.3	(8.3%)
Block Hours
ACMI	18,484	12,587	46.8%	35,145	25,648	37.0%
AMC Charter	5,082	5,249	(3.2%)	9,478	9,822	(3.5%)
Commercial Charter 2,683		1,246	115.3%	4,487	2,989	50.1%
Scheduled Service —		12,073	(100.0%)	—	21,830	(100.0%)
All Other	59	209	(71.8%)	106	419	(74.7%)

Total Block Hours 26,308		31,364	(16.1%)	49,216	60,708	(18.9%)

Revenue Per Block Hour
ACMI	$6,623	$6,058	9.3%	$6,757	$6,013	12.4%
AMC Charter	$15,356	$21,291	(27.9%)	$16,735	$20,946	(20.1%)
Commercial Charter $13,264		$19,559	(32.2%)	$13,509	$17,688	(23.6%)
Fuel
AMC Charter:
Average fuel cost per gallon $1.55		$2.86	(45.8%)	$1.95	$2.72	(28.3%)
Fuel gallons consumed (000s) 15,504		17,242	(10.1%)	29,274	31,858	(8.1%)
Commercial Charter and Scheduled
Service:
Average fuel cost per gallon $1.70		$3.61	(52.9%)	$1.62	$3.26	(50.2%)
Fuel gallons consumed (000s) 8,976		43,647	(79.4%)	14,998	81,313	(81.6%)
	(1) Fleet excludes the following aircraft count that were dry leased or out of service:
Dry Leased	0.3	5.3	(94.3%)	1.6	5.4	(70.4%)
Out of Service	2.0	0.0	NM	1.9	0.4	375.0%